Exhibit 99.1

NEWS RELEASE
Contact:
Frank Greinke, Chairman and CEO
fgreinke@ufeonline.com / 714-923-3010
FOR IMMEDIATE RELEASE
Lisa Elliott / IR Counsel — DRG&E
lelliott@drg-e.com / 713-529-6600
UNITED FUEL & ENERGY REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS
Orange, California — April 7, 2009 — United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced its financial and operational results for the three and twelve months ended December 31, 2008.
Fourth Quarter 2008 Results:
          Total revenue decreased by 22.4% to $142.1 million as compared to total revenue of $183.1 million in the fourth quarter of 2007. The $41 million decrease in revenue was primarily due to a 9.5% decrease in sales volume to 61.2 million gallons sold in the fourth quarter of 2008 compared to 67.6 million gallons sold in the fourth quarter of 2007. Also contributing to the decline in total revenues was a reduction in the average product price per gallon sold, which was $2.30 in the fourth quarter of 2008 as compared to $2.70 in the same period of 2007, a nearly 15% price decline. The average product selling price per gallon of $2.30 in the fourth quarter of 2008 was down 37.2% sequentially from $3.66 per gallon in the third quarter of 2008.
          Gross profit significantly improved in the fourth quarter of 2008 as compared to the fourth quarter of 2007. Gross profit increased 10.3% to $15.6 million in the fourth quarter of 2008 as compared to $14.1 million in the fourth quarter of 2007. Gross profit improved due to the cost reductions and operational efficiency initiatives that the company has been executing on for the past few quarters. Gross profit per gallon in the fourth quarter of 2008 increased to $0.25 per gallon compared to $0.21 in the fourth quarter of 2007, a 19% improvement.
          Total expenses increased to $17.7 million in the 2008 fourth quarter compared to total expenses of $17.3 million in the prior year’s fourth quarter, representing a net increase of $0.4 million. Our operating expenses decreased $0.5 million to $8.5 million in the fourth quarter of

2008 compared to $9.0 million in the fourth quarter of 2007. This decrease reflects the cost reduction efforts implemented during 2008. Our general and administrative expenses increased $1.5 million to $8.5 million in the fourth quarter of 2008 compared to $7.0 million in the same quarter of 2007. This increase is primarily related to additional reserves for bad debt related to general economic conditions and declining credit markets. Additionally, we experienced a decrease in depreciation and amortization of $0.6 million in the fourth quarter of 2008 compared to the same quarter of 2007. In efforts to manage our bad debt expenses in 2009, we have implemented several new credit and collection policies, including increased approval standards for new customers, enforcement of credit limits on delinquent accounts and active collection efforts, including legal demands. Although these policies may reduce our overall sales volumes, we believe the quality of customer accounts will result in improved profitability in the long-term.
          For the fourth quarter of 2008, United Fuel posted an operating loss of $2.1 million as compared to an operating loss of $3.2 million in the 2007 comparable quarter. The decrease in operating loss in 2008 is primarily due to the cost reduction efforts implemented during 2008.
          Net loss applicable to common stockholders was $1.0 million, net of a $243,000 preferred stock dividend for the fourth quarter, versus a net loss applicable to common stockholders of $3.7 million, net of a $247,000 preferred stock dividend, for the same period in 2007. Basic and diluted loss per share in the fourth quarter of 2008 was $0.03 on weighted average basic and diluted shares outstanding of 40.4 million shares compared to a net loss of $0.09 per basic and diluted share for the fourth quarter of 2007 on weighted average basic and diluted shares outstanding of 39.5 million shares.
          Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization and certain other non-cash items) for the fourth quarter of 2008 was $915,000, compared to an Adjusted EBITDA loss of $879,000 in the fourth quarter of 2007. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.
          “During 2008 we developed goals and initiatives to institute a more efficient platform from which to continue to efficiently operate and grow our organization,” stated Frank Greinke, United Fuel & Energy’s Chairman and Chief Executive Officer. “This included re-aligning our business units, instituting processes to more effectively manage our costs, developing a company culture focused on excellence and relocating our headquarters. These initiatives helped us to manage through the challenging economic and operating conditions throughout 2008, and in particular during the fourth quarter.
          “On December 31, 2008, we completed the sale of our propane assets for an aggregate price of $9.8 million, plus we retained approximately $3.9 million of retail accounts receivable that we are collecting, realizing a gain of $1.9 million for the company. We sold the propane operations because we did not view it as a core part of our business and felt that the transaction presented an attractive and prudent opportunity for the company to streamline operations and strengthen our balance sheet. We used the net proceeds from the sale to reduce our debt levels in January 2009, which has been an ongoing initiative for the company. Our total debt at the end of 2008 was $52.6 million compared to total debt at the end of 2007 of $84.2 million, a reduction of $31.6 million, or 38%.
          “2008 was a very challenging economic and operating environment. While we do not know the timing of when operating and economic conditions will turn favorable again, we are cautiously optimistic that our business is experiencing signs of stability. We are confident that we have taken the steps to make United Fuel a stronger and better company and will be well positioned to capitalize on growth opportunities as conditions stabilize and improve,” concluded Mr. Greinke.
Full Year 2008 Results:
          For the full year of 2008, total revenues increased $376.4 million, or 84.4%, to $822.4 million as compared to the same period in 2007. The increase was largely due to a 50.7% increase in sales volumes, or 87.2 million gallons, mainly attributable to acquisitions. The CFS acquisition, effective October 1, 2007, was the largest such acquisition and accounted for the majority of the overall increase in volumes. In addition, the average price of products sold increased $0.57 or 22.1% from $2.58 per gallon for the year ended December 31, 2007 to $3.15 per gallon for the corresponding period in 2008.
          Cost of sales increased $357.0 million or 89.3% for the year ended December 31, 2008, as compared to the same period in 2007, due to a large increase in volume and an increase in average unit cost. Average unit cost increased by $0.59 or 25.3% from $2.33 for the year ended December 31, 2007 to $2.92 for the corresponding period in 2008. Gross profit increased $19.4 million or 42.0% to $65.5 million in 2008 from $46.1 million in 2007. As a percentage of sales, gross margin decreased to 8.0% in the 2008 period, from 10.3% in 2007. Gross profit per gallon decreased $0.02 to $0.23 from $0.25, or 8.0% as compared to the same period in 2007. The decrease in profit margin is a result of narrower cardlock margins and the increased sales of wholesale propane, which provided a lower margin than other products.
          Operating expenses increased $6.1 million, or 22.7% for 2008 over the same period in 2007. The increase in operating expenses is primarily a result of the acquisitions made during 2007. These acquisitions added significant personnel expenses, transportation expenses, repair and maintenance expenses and facilities expenses. The 2007 acquisitions added $2.5 million to operating expenses in 2008. However, operating costs per gallon during the year ended December 31, 2008 decreased $0.02 or 13.3% to $0.13 as compared to $0.15 for the same period in 2007, as a result of increased volumes.

          General and administrative expenses increased $13.4 million, or 72.3% during the year ended December 31, 2008, from the same period in 2007. A majority of the increased general and administrative expenses related to an increase in bad debt expense of $5.3 million. Additionally, the 2007 acquisitions added $8.1 million to general and administrative expenses in 2008.
     Interest expense increased $1.6 million, or 30.5%, to $6.9 million from $5.3 million for the years ended December 31, 2008 and 2007, respectively. The increase in interest expense as compared to the corresponding period in 2007 is attributed to an increase in the average daily revolver loan balances and time outstanding for certain term loan debt originally entered into during 2007. Amortization of debt issuance costs increased $0.4 million for the twelve months ended December 31, 2008 as compared to the corresponding period in 2007 due to time outstanding for debt originally entered into during the last six months of 2007.
     Net loss decreased $0.5 million for the year ended December 31, 2008 to $4.7 million from a net loss of $5.2 million for the year ended December 31, 2007. Net of cumulative preferred stock dividends of $991,000 and $1.0 million in 2008 and 2007 respectively, net loss available to common stockholders was $5.7 million in 2008 versus a net loss of $6.2 million in 2007. Basic and diluted net loss per share was $0.14 in 2008 as compared to a basic and diluted net loss per share of $0.30 in 2007. Adjusted EBITDA for the full year of 2008 was $8.5 million compared to Adjusted EBITDA of $4.0 million for the full year of 2007. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.
Conference Call
United Fuel will host a conference call to discuss its 2008 fourth quarter and full year results at 11:00 a.m. Eastern (10:00 a.m. Central) on Tuesday, April 7, 2009. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2125 and ask for the United Fuel & Energy call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through April 14, 2009, and may be accessed by calling (303) 590-3000 and using the pass code 11129223#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.
About United Fuel & Energy Corporation
United Fuel & Energy is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. As a part of its long range plan, United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:
•	Card-lock operation (unattended re-fueling of commercial vehicles).

•	Wholesale fuels and lubricants (to commercial customers).

•	Propane distribution (to commercial and residential users).
United Fuel conducts its operations through 11 branch locations and 109 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to
http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.
Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.
By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.
EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of net income to EBITDA follows:
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net loss available to common stockholders	$(1,011)	$(3,701)	$(5,740)	$(6,220)
Preferred stock dividend	243	247	991	1,007

Net loss	(768)	(3,454)	(4,749)	(5,213)
Plus:
Depreciation and amortization	1,033	1,381	4,305	3,611
Interest expense	1,278	1,685	6,896	5,284
Income tax benefit	(628)	(1,061)	(2,316)	(2,038)

EBITDA	915	(1,449)	4,136	1,644
Other noncash expenses	—	570	4,364	2,399

Adjusted EBITDA	$915	$(879)	$8,500	$4,043

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenues
Sales	$140,766	$182,540	$816,521	$442,725
Other	1,301	511	5,907	3,313

Total revenues	142,067	183,051	822,428	446,038

Cost of sales	126,495	168,929	756,944	399,927

Gross profit	15,572	14,122	65,484	46,111

Expenses
Operating	8,463	9,039	32,661	26,610
General and administrative	8,456	6,970	32,046	18,603
Depreciation, amortization and accretion	736	1,280	3,482	3,185

Total expenses	17,655	17,289	68,189	48,398

Operating loss	(2,083)	(3,167)	(2,705)	(2,287)

Other income (expense)
Interest expense	(1,278)	(1,685)	(6,896)	(5,284)
Amortization of debt issuance costs	(297)	(101)	(823)	(426)
Gain on disposal of assets	1,986	—	1,660	—
Other income, net	276	438	1,699	746

Total other expense, net	687	(1,348)	(4,360)	(4,964)

Loss before income taxes	(1,396)	(4,515)	(7,065)	(7,251)

Income tax benefit	(628)	(1,061)	(2,316)	(2,038)

Net loss	$(768)	$(3,454)	$(4,749)	$(5,213)

Cumulative preferred stock dividend	$243	$247	$991	$1,007

Net loss available to common stockholders	$(1,011)	$(3,701)	$(5,740)	$(6,220)

Net loss available per common share available to common stockholders:
Basic and diluted	$(0.03)	$(0.09)	$(0.14)	$(0.30)

Weighted average common shares outstanding:
Basic and diluted	40,421	39,466	40,189	20,796

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$3,762	$4,096
Accounts receivable, net of allowance for doubtful accounts	50,120	94,510
Other receivables	10,232	421
Inventories, net of allowance	8,941	16,512
Prepaid and other current assets	557	1,738
Deferred tax assets, net	1,382	417

Total current assets	74,994	117,694

PROPERTY, PLANT AND EQUIPMENT, net	31,945	41,606

OTHER ASSETS
Notes receivable	1,868	—
Cash value of life insurance	2,941	2,839
Goodwill	27,961	24,844
Debt issuance costs, net	1,034	1,857
Deferred tax assets, noncurrent, net	253	2,626
Other long-term assets	1,472	1,439

Total other assets	35,529	33,605

	$142,468	$192,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable to related parties	$17,271	$21,563
Accounts payable	17,217	25,602
Accrued and other current liabilities	8,481	8,234
Current maturities of long-term debt, other	7,326	3,605
Accrued income taxes	140	1,563

Total current liabilities	50,435	60,567

OTHER LIABILITIES
Long-term debt — revolving line of credit	38,468	68,655
Long-term debt, other less current maturities	3,878	11,896
Life insurance policy borrowings	2,935	—
Other liabilities	1,691	1,718

Total other liabilities	46,972	82,269

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	41	40
Paid-in capital	54,718	53,987
Retained deficit	(9,698)	(3,958)

Total stockholders’ equity	45,061	50,069

	$142,468	$192,905

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(4,749)	$(5,213)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	3,482	3,185
Amortization of debt issuance costs	823	426
Stock-based compensation expense	419	757
Deferred income taxes	(2,456)	(3,311)
Provision for losses on accounts receivable and inventory	6,970	1,712
Loss on disposal of assets	217	—
Gain on sale of Propane	(1,877)	—
Impairment of goodwill	275	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Decrease (increase) in:
Accounts receivable	35,533	(25,150)
Other receivables	42	1,282
Inventories	6,941	(3,209)
Prepaid and other current assets	1,304	519
Other long-term assets	(34)	(2)
Increase (decrease) in:
Accounts payable	(13,509)	22,956
Accrued income taxes	(1,423)	727
Accrued expenses and other current liabilities	273	2,859
Other liabilities	26	465

Net cash provided by (used in) operating activities	32,257	(1,997)

Cash flows from investing activities:
Increase in cash surrender value of life insurance	(102)	(95)
Proceeds from the sale of fixed assets	892	—
CFS acquisition	—	(342)
Your Pumps, Inc. acquisition	—	(1,328)
Benton acquisition	—	(456)
Reamax Oil Company, Inc. acquisition	—	(7,835)
Propane Direct, LLC acquisition	—	(2,397)
Capital expenditures, net	(1,397)	(6,157)

Net cash used in investing activities	(607)	(18,610)

Cash flows from financing activities:
Net borrowings on revolving line of credit	(30,187)	28,295
Issuance of new debt	6,500	12,500
Repayment of debt	(10,797)	(18,226)
Debt issuance costs	—	(1,746)
Proceeds from exercised warrants	313	—
Life insurance policy borrowings	2,935	—
Preferred stock dividends paid	(748)	(751)
Proceeds from issuance of capital stock, net of issuance costs	—	680

Net cash provided by (used in) financing activities	(31,984)	20,752

Net increase (decrease) in cash	(334)	145
Cash at beginning of year	4,096	3,951

Cash at end of year	$3,762	$4,096

Cash paid during year for:
Interest	$8,634	$4,809
Income taxes	770	751
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